          News Release (NYSE:RPT)

RPT REALTY REPORTS SECOND QUARTER 2021 RESULTS; RAISES FULL YEAR 2021 OUTLOOK AND QUARTERLY DIVIDEND RATE

•Net income (loss) attributable to common shareholders for the second quarter 2021 of $34.7 million, or $0.41 per diluted share, compared to $(4.6) million, or $(0.06) per diluted share for the same period in 2020.

•The Company's Board of Trustees declared a third quarter 2021 regular cash dividend of $0.12 per common share, an increase of 60% over the prior quarterly rate.

•Acquired, under contract or in advanced contract negotiations on $499 million of gross acquisitions of multi-tenant centers in high growth, target markets of Boston, Atlanta, Nashville and Tampa that demonstrate the power of the RPT platforms, with assets allocated among RPT's wholly-owned portfolio, the grocery-anchor focused R2G joint venture and the net lease retail RGMZ joint venture.

•Signed 58 leases totaling 442,102 square feet in the second quarter 2021, an increase of 59% versus the first quarter 2021 trailing twelve month quarterly average volume, including new leases with REI, lululemon and Burlington.

•Generated comparable new lease spreads of 17.8% and 30.1% during the second quarter 2021 and on a trailing twelve month basis, respectively.

•Increased the leased and occupancy rates by 50 basis points and 40 basis points, respectively, versus the first quarter 2021.

NEW YORK, August 4, 2021 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended June 30, 2021.

"While COVID-19 has created new challenges, it has also given us the opportunity to think strategically about how to reshape, advance and differentiate RPT,” said Brian Harper, President and CEO. “Our second quarter results not only demonstrate our continued operational excellence, but also highlight the power of our differentiated growth platforms, which are accelerating our portfolio transformation into high growth markets with superior household incomes, such as Boston that will become our third largest market in short order. RPT is at an inflection point and we are extraordinarily grateful for our employees' dedication and high standard of excellence as we continue to drive value for our shareholders.”

FINANCIAL RESULTS

Net income (loss) attributable to common shareholders for the second quarter 2021 of $34.7 million, or $0.41 per diluted share, compared to $(4.6) million, or $(0.06) per diluted share for the same period in 2020.

Funds from operations ("FFO") for the second quarter 2021 of $18.3 million, or $0.22 per diluted share, compared to $14.5 million, or $0.18 per diluted share for the same period in 2020.

Operating FFO for the second quarter 2021 of $17.9 million, or $0.22 per diluted share, compared to $12.8 million or $0.16 per diluted share for the same period in 2020. Operating FFO for the second quarter 2021 excludes certain net income that totaled $0.4 million, attributable to below market lease intangible write-offs. The change in Operating FFO was primarily driven by lower rental income not probable of collection and the reversal of straight-line rent reserves established in prior periods as a result of the of the COVID-19 pandemic. Second quarter 2021 rental income not probable of collection and rent abatements totaled $1.1 million, or $0.01 per diluted share, including the Company's share of unconsolidated joint ventures. The benefit to second quarter 2021 operating FFO from the reversal of straight-line rent reserves was $1.1 million, or $0.01 per diluted share.
i

Same property NOI for the second quarter 2021 increased 13.5% compared to the same period in 2020. The increase was primarily driven by a decline in rental income not probable of collection and rent abatements, which contributed 14.5% to same property NOI growth, partially offset by lower net recovery income and lower base rent.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the second quarter 2021, the Company signed 58 leases totaling 442,102 square feet. Blended re-leasing spreads on comparable leases were 6.6% with ABR of $15.31 per square foot. Re-leasing spreads on ten comparable new and 34 renewal leases were 17.8% and 3.9%, respectively.

As of June 30, 2021, the Company had $3.2 million of signed not commenced ABR.

The table below summarizes the Company's leased rate and occupancy results at June 30, 2021, March 31, 2021 and June 30, 2020.

Consolidated & Joint Ventures at Pro-rata [1]	June 30, 2021	March 31, 2021	June 30, 2020
Aggregate Portfolio
Leased rate	92.5%	92.0%	93.6%
Occupancy	91.0%	90.6%	92.9%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.2%	95.3%	96.7%
Occupancy	94.7%	94.3%	96.3%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	83.5%	84.0%	86.3%
Occupancy	81.9%	81.5%	84.9%
[1]	Certain net lease retail assets held by the consolidated portfolio have been fully subdivided from our wholly-owned shopping centers as of June 30, 2021, and the Company has a legally binding agreement to contribute these properties to the RGMZ joint venture. In accordance with ASC 360, these properties were classified as held for sale as of June 30, 2021, and are shown in the Net Leased Retail metrics above at our pro-rata share.

BALANCE SHEET

The Company ended the second quarter 2021 with $37.9 million in consolidated cash, cash equivalents and restricted cash. At June 30, 2021, the Company had approximately $890.4 million of consolidated debt and finance lease obligations, which resulted in a second quarter 2021 net debt to annualized adjusted EBITDA ratio of 7.0x. Consolidated debt had a weighted average interest rate of 3.83% and a weighted average maturity, excluding scheduled amortization, of 4.4 years.

MULTI-TENANT ACQUISITIONS

During the second quarter 2021, the Company closed on the previously-disclosed acquisition of Northborough Crossing, in the Boston market, for a contract price of $104.0 million. The Company plans to sell sub-divided net lease components from the center to RGMZ that are expected to enhance the effective yield on the retained multi-tenant center.

Subsequent to the end of the second quarter 2021, the Company closed on the acquisition of six multi-tenant open-air shopping centers with a gross acquisition value of $222.3 million, or $137.8 million at the Company's pro-rata share.

Additionally, the Company is under contract or in advanced contract negotiation on two multi-tenant, open-air shopping centers totaling $173.1 million or $109.3 million at the Company's expected pro-rata share, subject to customary closing conditions.

In total, RPT has acquired, is under contract to acquire or is in advanced contract negotiations on nine multi-tenant, open-air shopping centers valued at $499.4 million or $351.1 million at the Company's pro-rata share, covering 2.6 million square feet. Net of expected parcel sales to RGMZ from Northborough Crossing and Newnan Pavilion, the Company will have deployed $284.9 million of capital into high growth, target markets of Boston, Nashville, Tampa and Atlanta.

Additional details regarding RPT's year-to-date acquisitions can be found in the Company's Acquisitions Overview presentation on the Company's website at investors.rptrealty.com.

Property Name	Closing Date	Metro Market	GLA	Contract Price	Pro-rata Contract Price	Platform
			(in thousands)	(in millions)	(in millions)
Northborough Crossing[1]	6/18/2021	Boston	646	$104.0	$104.0	RPT
Village Shoppes of Canton	7/12/2021	Boston	284	$61.5	$31.7	R2G
South Pasadena Shopping Center	7/14/2021	Tampa	164	$32.7	$16.8	R2G
Bedford Marketplace	7/29/2021	Boston	153	$54.5	$28.1	R2G
Nuveen Portfolio				$115.2	$102.8
Bellevue Place	7/7/2021	Nashville	77	ND	ND	RPT
East Lake Woodlands	7/9/2021	Tampa	104	ND	ND	R2G
Woodstock Square	7/14/2021	Atlanta	219	ND	ND	RPT
Newnan Pavilion[2]	Under Contract	Atlanta	467	ND	ND	RPT
Total Closed or Under Contract[3]			2,114	$367.9	$283.4
[1]	The Company expects to sell up to $64.6 million of single-tenant, net lease parcels from this property to RGMZ.
[2]	The Company expects to sell up to $6.1 million of single-tenant, net lease parcels from this property to RGMZ.
[3]
The Company is in advanced contract negotiations on a grocery-anchored center in the Boston market for approximately $131.5 million or $67.7 million at our pro-rata share that is expected to be acquired by the R2G joint venture covering 510,000 square feet.

RGMZ NET LEASE PLATFORM

During the second quarter 2021, the Company closed on the sale of the second tranche of the initial seed portfolio to the RGMZ net lease platform, consisting of two single-tenant, net lease retail properties that were parceled from RPT's existing portfolio. The two properties were valued at $39.3 million, of which the Company retained 6.4% through its equity investment in RGMZ. RPT expects to close on the sale of the remaining initial seed portfolio, valued at $71.0 million, in the second half of 2021. In conjunction with the closing of the second tranche, the Company also invested $2.7 million in preferred equity directly with Zimmer and Monarch, which will earn a fixed return of 7.0%. Additionally on July 30, 2021, RGMZ closed on the acquisition of a Walgreens property in Las Vegas, Nevada for $4.7 million that is not part of the initial seed portfolio. Further details regarding the new platform can be found in the Company's press release dated March 4, 2021, RPT Realty Announces Formation of New Net Lease Retail Real Estate Platform with Sovereign Wealth Fund GIC, Zimmer and Monarch and in the Company's investor presentation New Net Lease Platform both of which can be found on the Company's website at investors.rptrealty.com.

FINANCING ACTIVITY

On June 28, 2021, the Company repaid the $37.0 million, 3.75% senior unsecured notes due 2021. Subsequent to June 30, 2021 the Company borrowed $135.0 million on its revolving line of credit to fund acquisitions, which is expected to be repaid in the second half of the year with proceeds from parcel sales to RGMZ, including the sale of the remaining initial seed portfolio.

DIVIDEND

On July 27, 2021, the Board of Trustees declared a third quarter 2021 regular cash dividend of $0.12 per common share. The Board of Trustees also approved a third quarter 2021 Series D convertible preferred share dividend of

$0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends, for the period July 1, 2021 through September 30, 2021 are payable on October 1, 2021 for shareholders of record on September 20, 2021.

2021 GUIDANCE

The Company is raising its 2021 operating FFO per diluted share guidance to $0.88 to $0.92 from $0.81 to $0.89 per diluted share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2021 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2021 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:
The Company will host a live broadcast of its second quarter 2021 conference call to discuss its financial and operating results.

Date:	Thursday, August 5, 2021
Time:	9:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through August 12, 2021. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13720095.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of June 30, 2021, the Company's property portfolio consisted of 50 multi-tenant shopping centers (including five shopping centers owned through a joint venture), 15 net lease retail properties (all of which are owned through a separate joint venture) and 13 net lease retail properties that were held for sale by the Company (the “aggregate portfolio”) which together represent 12.6 million square feet of gross leasable area (“GLA”). As of June 30, 2021, the Company’s pro-rata share of the aggregate portfolio was 92.5% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Senior Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as the potential adverse impact on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols, restrictions on business activities and “shelter-in- place” and “stay at home” mandates. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants, which are heightened as a result of the COVID-19 pandemic; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and quarterly report on Form 10-Q, which you should interpret as being heightened as a result of the numerous and ongoing adverse impacts of COVID-19. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.
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RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	June 30, 2021	December 31, 2020

ASSETS
Income producing properties, at cost:
Land	$343,422	$330,763
Buildings and improvements	1,507,459	1,489,997
Less accumulated depreciation and amortization	(409,343)	(392,301)
Income producing properties, net	1,441,538	1,428,459
Construction in progress and land available for development	40,076	34,789
Real estate held for sale	14,086	—
Net real estate	1,495,700	1,463,248
Equity investments in unconsolidated joint ventures	139,774	126,333
Cash and cash equivalents	27,733	208,887
Restricted cash and escrows	10,128	2,597
Accounts receivable, net	25,566	26,571
Acquired lease intangibles, net	56,872	26,354
Operating lease right-of-use assets	18,261	18,585
Other assets, net	84,392	77,465
TOTAL ASSETS	$1,858,426	$1,950,040

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$889,482	$1,027,751
Finance lease obligation	875	875
Accounts payable and accrued expenses	44,776	45,292
Distributions payable	8,073	1,723
Acquired lease intangibles, net	34,602	35,283
Operating lease liabilities	17,627	17,819
Other liabilities	13,489	19,928
TOTAL LIABILITIES	1,008,924	1,148,671

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 80,189 and 80,055 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	802	801
Additional paid-in capital	1,177,262	1,174,315
Accumulated distributions in excess of net income	(433,360)	(471,017)
Accumulated other comprehensive loss	(7,581)	(14,132)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	829,550	782,394
Noncontrolling interest	19,952	18,975
TOTAL SHAREHOLDERS' EQUITY	849,502	801,369
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,858,426	$1,950,040

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUE
Rental income	$50,881	$43,686	$99,818	$95,408
Other property income	813	713	1,653	1,516
Management and other fee income	530	228	846	579
TOTAL REVENUE	52,224	44,627	102,317	97,503

EXPENSES
Real estate tax expense	8,820	8,453	17,309	16,604
Recoverable operating expense	5,739	4,797	11,932	10,776
Non-recoverable operating expense	2,122	2,146	4,679	4,423
Depreciation and amortization	16,597	17,860	34,976	38,708
Transaction costs	—	12	—	186
General and administrative expense	7,598	6,695	14,968	12,917
Insured expenses, net	—	(1,713)	—	(1,653)
TOTAL EXPENSES	40,876	38,250	83,864	81,961

OPERATING INCOME	11,348	6,377	18,453	15,542

OTHER INCOME AND EXPENSES
Other (expense) income, net	(78)	61	(185)	414
Gain on sale of real estate	34,216	—	53,219	—
Earnings from unconsolidated joint ventures	1,072	802	1,873	1,058
Interest expense	(9,305)	(10,177)	(18,711)	(19,578)
INCOME (LOSS) BEFORE TAX	37,253	(2,937)	54,649	(2,564)
Income tax provision	(22)	(19)	(110)	(50)
NET INCOME (LOSS)	37,231	(2,956)	54,539	(2,614)
Net (income) loss attributable to noncontrolling partner interest	(850)	68	(1,248)	60
NET INCOME (LOSS) ATTRIBUTABLE TO RPT	36,381	(2,888)	53,291	(2,554)
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$34,706	$(4,563)	$49,941	$(5,904)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.43	$(0.06)	$0.62	$(0.08)
Diluted	$0.41	$(0.06)	$0.60	$(0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	80,162	79,976	80,132	79,942
Diluted	88,599	79,976	88,389	79,942

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$37,231	$(2,956)	$54,539	$(2,614)
Net (income) loss attributable to noncontrolling partner interest	(850)	68	(1,248)	60
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
Net income (loss) available to common shareholders	34,706	(4,563)	49,941	(5,904)
Adjustments:
Rental property depreciation and amortization expense	16,447	17,719	34,677	38,439
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	1,389	1,369	2,644	2,782
Gain on sale of income producing real estate	(34,216)	—	(53,219)	—
FFO available to common shareholders	18,326	14,525	34,043	35,317
Noncontrolling interest in Operating Partnership (2)	—	(68)	—	(60)
Preferred share dividends (assuming conversion) (3)	—	—	—	—
FFO available to common shareholders and dilutive securities	$18,326	$14,457	$34,043	$35,257
Transaction costs (4)	—	12	—	186
Insured expenses, net	—	(1,713)	—	(1,653)
Severance expense (5)	—	66	28	128
Above and below market lease intangible write-offs	(398)	10	(497)	(391)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	—	(217)	—	401
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(50)	—	(40)	—
Payment of loan amendment fees (5)	—	184	—	184
Bond interest proceeds (6)	—	—	—	(213)
Operating FFO available to common shareholders and dilutive securities	$17,878	$12,799	$33,534	$33,899

Weighted average common shares	80,162	79,976	80,132	79,942
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	—	1,909	—	1,909
Dilutive effect of restricted stock	1,420	100	1,240	299
Shares issuable upon conversion of preferred shares (3)	—	—	—	—
Weighted average equivalent shares outstanding, diluted	81,582	81,985	81,372	82,150

FFO available to common shareholders and dilutive securities per share, diluted	$0.22	$0.18	$0.42	$0.43

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.22	$0.16	$0.41	$0.41

Dividend per common share	$0.075	$—	$0.150	$0.220
Payout ratio - Operating FFO	34.1%	—%	36.6%	53.7%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the three and six months ended June 30, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.45 and $0.66, respectively (based on 1,900 and 1,905 weighted average OP Units outstanding for the three and six months ended June 30, 2021, respectively). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and six months ended June 30, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and six months ended June 30, 2021 and 2020.
(4)For 2020, costs associated with a terminated acquisition and a terminated disposition.
(5)Amounts noted are included in General and administrative expense.
(6)For 2020, amounts noted are included in Other (expense) income, net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) available to common shareholders	$34,706	$(4,563)	$49,941	$(5,904)
Preferred share dividends	1,675	1,675	3,350	3,350
Net income (loss) attributable to noncontrolling partner interest	850	(68)	1,248	(60)
Income tax provision	22	19	110	50
Interest expense	9,305	10,177	18,711	19,578
Earnings from unconsolidated joint ventures	(1,072)	(802)	(1,873)	(1,058)
Gain on sale of real estate	(34,216)	—	(53,219)	—
Insured expenses, net	—	(1,713)	—	(1,653)
Other expense (income), net	78	(61)	185	(414)
Management and other fee income	(530)	(228)	(846)	(579)
Depreciation and amortization	16,597	17,860	34,976	38,708
Transaction costs	—	12	—	186
General and administrative expenses	7,598	6,695	14,968	12,917
Pro-rata share of NOI from R2G Venture LLC (1)	2,307	1,918	4,338	4,150
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	53	—	63	—
Lease termination fees	(71)	—	(95)	(142)
Amortization of lease inducements	211	191	422	329
Amortization of acquired above and below market lease intangibles, net	(1,014)	(638)	(1,751)	(1,733)
Straight-line ground rent expense	76	76	153	153
Straight-line rental income	(1,214)	1,219	(1,610)	918
NOI at Pro-Rata	35,361	31,769	69,071	68,796
NOI from Other Investments	720	713	1,597	1,641
Non-RPT NOI from RGMZ Venture REIT LLC (3)	782	—	926	—
Same Property NOI	$36,863	$32,482	$71,594	$70,437

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,
	2021		2020
Reconciliation of net income (loss) to annualized adjusted EBITDA
Net income (loss)	$37,231		$(2,956)
Interest expense	9,305		10,177
Income tax provision	22		19
Depreciation and amortization	16,597		17,860
Gain on sale of income producing real estate	(34,216)		—
Pro-rata adjustments from unconsolidated entities	1,415		1,369
EBITDAre	30,354		26,469

Severance expense	—		66
Above and below market lease intangible write-offs	(398)		10
Transaction costs	—		12
Pro-rata share of transaction costs from unconsolidated entities	—		(217)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(50)		—
Insured expenses, net	—		(1,713)
Payment of loan amendment fees	—		184
Adjusted EBITDA	29,906		24,811
Annualized adjusted EBITDA	$119,624		$99,244

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$889,482		$1,103,996
Unamortized premium	(682)		(1,541)
Deferred financing costs, net	3,213		4,000
Consolidated notional debt	892,013		1,106,455
Pro-rata share of debt from unconsolidated joint venture	2,893		—
Finance lease obligation	875		926
Cash, cash equivalents and restricted cash	(37,861)		(249,659)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(15,999)		(2,557)
Net debt	$841,921		$855,165

Reconciliation of interest expense to total fixed charges
Interest expense	$9,305		$10,177
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	617		584
Total fixed charges	$11,597		$12,436

Net debt to annualized adjusted EBITDA	7.0	x	8.6	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.2	x	2.4	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.6	x	2.0	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and six months ended June 30, 2021 and 2020 represents NOI from the Company's same property portfolio consisting of 42 consolidated operating properties and our 51.5% pro-rata share of five properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 14 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes one property that is part of our Rivertowne Square multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2020. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and six months ended June 30, 2021 and 2020 represents NOI primarily from (i) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (ii) certain property related employee compensation, benefits, and travel expense and (iii) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 31 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.